Exhibit 23.2






The Board of Directors
First Niagara Financial Group, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of First Niagara Financial Group, Inc., relative to the First Niagara Financial Group 1999 Stock Option Plan, 1999 Recognition and Retention Plan, and 2002 Long-Term Incentive Stock Benefit Plan of our report dated January 24, 2003, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of First Niagara Financial Group, Inc., incorporated by reference in the Registration Statement. Our report included an explanatory paragraph describing the adoption prospectively of the provision of Statement of Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002.


                                  /s/ KPMG LLP

May 20, 2003
Buffalo, New York